DRINKER BIDDLE & REATH LLP
                                One Logan Square
                             18th and Cherry Streets
                           Philadelphia, PA 19103-6996
                                 (215) 988-2700
                              Fax: (215) 988-2757
                                   www.dbr.com



                                  July 15, 2004



VIA EDGAR TRANSMISSION
----------------------

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Armada Funds ("Registrant")
                  Delaying Amendment to Form N-14 (File Number 333-117172)
                  --------------------------------------------------------
Ladies and Gentlemen:

                  The purpose of this filing is to request a delaying amendment to the Form N-14 filed by the Registrant on July 6, 2004. The Registrant reserves the right to orally request acceleration of the registration statement pursuant to Rule 461(a) under the Securities Act of 1933.

            Questions and comments concerning this filing may be directed to the undersigned at (215) 988-2442.

                                                      Sincerely,


                                                      /s/ Edward T. Searle
                                                      --------------------
                                                          Edward T. Searle

Enclosures